EXHIBIT 99.04

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Announces January 31, 2013 Assets Under Management

New York, NY, February 12, 2013 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management increased to $437 billion from $430 billion during January 2013. The 1.6% increase was driven by positive investment returns and a fifth consecutive month of total net inflows, as net inflows to Institutions more than offset Retail and Private Client net outflows.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At January 31, 2013				At Dec 31
	(preliminary)				2012

			Private
	Institutions	Retail	Client	Total	Total

Equity
Value	$26	$15	$17	$58	$57
Growth	8	19	14	41	39
Total Equity	34	34	31	99	96

Fixed Income	145	79	32	256	256

Other(1)	44	34	4	82	78
Total	$223	$147	$67	$437	$430

	At December 31, 2012

Total	$220	$144	$66	$430

(1)	Includes Index, Structured, Asset Allocation services, and certain other alternative investments

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2012. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At December 31, 2012, AllianceBernstein Holding L.P. owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 65.5% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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